                                                                      EXHIBIT 11



                           BTG, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                       Three Months Ended
                                                            June 30,
                                                     --------------------
                                                       2000          1999
                                                     ------        ------
Net income                                           $1,445        $  965
                                                     ======        ======



Weighted average common stock shares
  outstanding during the period (used in
  the calculation of basic per share results)         8,988         8,840

Dilutive effect of common stock options and
  common stock purchase warrants                        122             6
                                                     ------        ------

Weighted average common stock and
  potentially dilutive securities outstanding
  during the period (used in the calculation
  of diluted per share results)                       9,110         8,846
                                                     ======        ======


Basic earnings per share                             $ 0.16        $ 0.11
                                                     ======        ======

Diluted earnings per share                           $ 0.16        $ 0.11
                                                     ======        ======


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